Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF CLASS C

CONVERTIBLE PREFERRED STOCK

OF

LIMITLESS X HOLDINGS INC.

(Pursuant to Sections 103 and 151(g) of the General Corporation Law of the State of Delaware)

Limitless X Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Company”), DOES HEREBY CERTIFY as follows:

1. Article IV of the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 31, 2022, as amended (the “A&R Certificate”) authorizes the Company to issue 30,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), in one or more series, and vests in the Board of Directors of the Company (the “Board”) the authority to fix the number of shares and the rights and preferences of each series. Article IV further provides that, “unless otherwise specifically provided in the resolution establishing any series, the board of directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding”.

2. On September 30, 2025, the Company executed and filed with the Secretary of State of the State of Delaware a Second Amended and Restated Certificate of Designation of Class C Convertible Preferred Stock (the “Class C Certificate of Designation”), which amended and restated in its entirety the Amended and Restated Certificate of Designation of Class C Convertible Preferred Stock filed on January 9, 2025, and which currently designates 5,000,000 shares of Preferred Stock as Class C Convertible Preferred Stock (the “Class C Convertible Preferred Stock”).

3. The resolution establishing the Class C Convertible Preferred Stock does not provide otherwise than as set forth in Article IV of the A&R Certificate, and the number of shares of Class C Convertible Preferred Stock outstanding as of the date hereof is 33,430, which does not exceed the reduced number of shares of Class C Convertible Preferred Stock set forth below.

4. Pursuant to the authority granted to it under Article IV of the A&R Certificate and in accordance with Section 151(g) of the DGCL, the Board, by unanimous written consent dated October 13, 2026, duly adopted resolutions approving the amendment of the Class C Certificate of Designation set forth below (the “Amendment”).

5. Section 8 of the Class C Certificate of Designation provides that the Class C Certificate of Designation may be amended by a written consent adopted by a majority of the issued and outstanding shares of Class C Convertible Preferred Stock as of the date of the amendment. The Amendment was duly approved, pursuant to Section 8 of the Class C Certificate of Designation and Section 228 of the DGCL, by the written consent of the holders of a majority of the issued and outstanding shares of Class C Convertible Preferred Stock as of the date hereof.

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6. Section 1 of the Class C Certificate of Designation is hereby amended by deleting the number “5,000,000” and replacing it with the number “500,000”, such that the number of shares of Preferred Stock designated as Class C Convertible Preferred Stock shall be five hundred thousand (500,000) shares. Section 1 of the Class C Certificate of Designation, as so amended, reads in its entirety as follows:

“Section 1. Designation and Amount. The shares of the class of convertible preferred stock (the Company’s preferred stock, the “Preferred Stock”) hereby and herein created shall have a par value of $0.0001 per share and shall be designated as Class C Convertible Preferred Stock (the “Class C Convertible Preferred Stock”) and the number of shares constituting the Class C Convertible Preferred Stock shall be 500,000.”

7. The 4,500,000 shares of Preferred Stock by which the number of shares of Class C Convertible Preferred Stock is decreased pursuant to this Certificate of Amendment shall resume the status of authorized but unissued and undesignated shares of Preferred Stock.

8. Except as expressly set forth herein, the Class C Certificate of Designation remains unchanged and in full force and effect.

9. This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by its duly authorized officer on October 19, 2026.

LIMITLESS X HOLDINGS INC.

By:	/s/ Jaspreet Mathur
Name:	Jaspreet Mathur
Title:	Chief Executive Officer

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